Everlake Life Insurance Company

Supplement dated August 6, 2024
to the Prospectuses, dated May 1, 2024, for:

Choice Plus Annuity
Everlake ChoiceRate AnnuitySM
Custom Annuity
Custom Plus Annuity
Scheduled Annuity Manager

This supplement amends certain information in the above-referenced Prospectus for each of the above-referenced annuities issued by Everlake Life Insurance Company.

Information Change for the Office that Administers Your Policy

Effective August 19, 2024, the mailing address, telephone and fax numbers for the Customer Service Center for your annuity will change. Please direct all transaction and other requests to the address or phone numbers below:

Everlake Life Insurance Company
PO Box 83328
Lincoln, NE 68501

Telephone: (844) 953-2815
Fax: (833) 636-0034

After October 19, 2024, we will no longer accept mail at the old address or calls at the old phone and fax numbers. After this date, only those transaction and other requests that are received at the new address and numbers and that meet all other applicable requirements will be processed.

This change does not affect any of your Contract’s contractual provisions. All rights and benefits you have with your Contract remain the same.

Please keep this supplement together with your Prospectus for future reference.